Exhibit 10.9

ELECTRIC SERVICE AGREEMENT

INTERSTATE POWER AND LIGHT COMPANY

Account No.

This agreement made this 13th day of August, 2003 by and between INTERSTATE POWER AND LIGHT COMPANY (a wholly owned subsidiary of Alliant Energy Corporation), an Iowa corporation headquartered at 200 First Street SE, Cedar Rapids, Iowa 52401, (hereinafter referred to as “the Company”) and Golden Grain Company, a corporation/partnership/proprietorship with principal offices at New Hampton, IA 50659, (hereinafter referred to as “the Customer”):

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual promises and upon the following terms and conditions, the parties agree as follows:

1.             This Agreement is effective for a period starting June 1, 2004, and ending May 31, 2007, and thereafter from month to month until either party gives at least 60 days’ written notice to terminate, and at the expiration of such notice period this Agreement shall terminate.  In the event facilities are extended by the COMPANY to provide service, the above effective period shall be three years.  After the second full year of service, the CUSTOMER’S billings for the second year of service will be reviewed to determine base revenue (total rate schedule charges, less charges applicable to energy efficiency programs and cost of energy).  If CUSTOMER was billed less than the minimum annual base revenue (facility extension investment divided by three) required to support the $76,130 of facility extension investment (total facility extension investment less any initial advance or contribution), CUSTOMER will be assessed an advance or contribution, supplemental to any previous advance or contribution, to reduce the investment in the facility extension to the level supported by CUSTOMER’S second-year base revenue.  This Agreement supersedes all previous electric service agreements between the parties and represents the parties’ complete understanding and shall govern in case of conflict with any other documents and oral representation concerning the subject matter hereof.

2.             Company will furnish alternating current electricity (hereinafter called “electric service”) for all electric energy required by the CUSTOMER through one meter location at the CUSTOMER’S premises in accordance with the Supply Information set forth in Exhibit A.  A separate service agreement shall be required for additional meter location(s).

3.             CUSTOMER will observe the rules and regulations of COMPANY pertaining to electric service and will not create a demand for electric service in excess of KVA quantity set forth in Exhibit A without first notifying COMPANY in writing of such increase in demand and giving COMPANY sufficient time in which to provide additional line capacity and other electrical equipment if required.

4.             CUSTOMER shall use and pay for such service in accordance with the terms and conditions of this Agreement and the prices set forth in the price schedule(s) specified in Exhibit A, or such other applicable price schedule as hereafter at any time may be established for this class of service within the authority of the Iowa Utilities Board or such other regulatory authority having jurisdiction.  Notwithstanding any other provision of this Agreement, all prices and charges contained in this Agreement may be modified at any time by a subsequent filing made pursuant to the provisions of Chapter 476 of the Code of Iowa.

5.             It is understood by the CUSTOMER that, if at any future time it should elect to accept service under some other available electric service price that might prove more advantageous, any expense brought about by necessary wiring changes on its premises shall be borne by the CUSTOMER.  The electric service furnished under this Agreement includes only that which is incidental to the CUSTOMER and no part of the said electric service shall be sold by the CUSTOMER to any other parties.

6.             If any portion of the electric demand is contracted as interruptible, then upon notice by COMPANY the CUSTOMER shall curtail or lower the demand as directed by COMPANY.  Any demand taken by the CUSTOMER during an ordered curtailment period shall be paid by CUSTOMER, in accordance with the demand charges and penalty set out in the Price Schedule(s) shown on Exhibit A.

7.             COMPANY shall not be liable for any loss or damage of any nature whatsoever incurred or suffered as a result of any failures or delays in the performance of its obligations under this Agreement due to any cause or circumstance beyond its control, including but not limited to strikes, riots, acts of God, or accidents; provided, however, that COMPANY shall in good faith use such effort as is reasonable under all the circumstances known to COMPANY at the time to remove or remedy the cause and mitigate the damages.

8.             This Agreement shall be binding upon the successors and assigns of both parties, and may be amended from time to time as mutually agreed in writing.  This Agreement shall be governed by the laws of the State of Iowa.  All communications related to this Agreement shall be to the persons listed below or to such other persons as the parties may specify in writing:

COMPANY NAME:	INTERSTATE POWER AND LIGHT COMPANY
Contact Name:	David H. Berentsen
Title:	Manager of Regulatory Pricing
Address:	P.O. Box 351
City, State, Zip Code:	Cedar Rapids, IA 52406
Phone	319-786-7653

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first above written.

CUSTOMER:	GOLDEN GRAIN COMPANY

By:	/s/ Walter Wendland
Title:	President
(Print Name) Walter Wendland

COMPANY:	INTERSTATE POWER AND LIGHT COMPANY (a wholly owned subsidiary of Alliant Energy Corporation)

By:	/s/ Debra Marson
Title:	Key Account Manager
(Print Name) Debra Marson

EXHIBIT A

TO AGREEMENT DATED                                                                                                          BY AND BETWEEN

INTERSTATE POWER AND LIGHT COMPANY

AND GOLDEN GRAIN COMPANY

(1)	Point of Delivery to Customer:	Utility Primary Meter

(2)	Electric Service Demand	4500 KVA

(3)	Service Voltage	13,800 Volts	3 Phase	60 Hertz

(4)	Metering Voltage	13,800 Volts

(5)	Interruptible Service: Yes/No	No

(6)	Total Excess Facilities Cost:	$ -0
Monthly Excess Facilities Charge	$ -0
Attach Excess Facilities Itemization to contract.

(8)	Advance or contribution to Service Extension	$ -0
Based upon expected annual base revenue of	$ 615,614
Total rate schedule charges, less charges applicable to energy efficiency programs and cost of energy - times three or $ 1,846,842, and extension investment of $ 76,130

(9)	Account Number (s)

(10)	Meter Number(s)

(11)	Applicable Price Schedule	Large Power & Lighting 440